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                                                                EXHIBIT 8(a)(1)

                 TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                        ADMINISTRATIVE SERVICE AGREEMENT

      This agreement, dated as of the 22nd day of December, 1992, made by and between Pacific Global Investor Services, Inc. ("PGIS") a Registered Transfer Agent duly organized and existing under the laws of the State of California and Pacific Global Fund, Inc. d/b/a Pacific Advisors Fund Inc. ("Fund" or "PAF"), a corporation and Registered Investment Company duly organized and existing under the laws of the State of Maryland.

                                WITNESSETH THAT:

      WHEREAS, PGIS is a Registered Transfer Agent under Section 17A (c) of the Securities Exchange Act of 1934 ("1934 Act") is willing to arrange to have performed or will act as Transfer Agent of Pacific Advisors Fund Inc., Dividend Disbursing Agent, as Administrator of the Exchange, Telephone Redemption and Expedited (Wire) Redemption Privileges of the Fund, Administrator of Blue Sky registrations, and Administrator of qualified retirement plans offered by the Fund, to assist Pacific Global Investment Management Company (the "Adviser" or "PGIMC") in the performance of certain administrative duties, as well as to act for the Fund in other respects as hereinafter stated; and


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      WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Fund intends to initially offer shares in four series, which together with all other series subsequently established by the Fund, are made subject to this Agreement and are herein referred to as the "Portfolio(s)"; and

      WHEREAS, PGIS acknowledges that the Fund is organized as a series investment company consisting of a number of individual Portfolios to which PGIS's performance of duties may vary for each Portfolio; and

      WHEREAS, the Fund desires to appoint PGIS the Transfer Agent of all shares of the Fund, and as Dividend Disbursing Agent and Administrative Service Agent during the period of this Agreement; and

      WHEREAS, PGIS has agreed to provide the office equipment, employees and office space necessary to provide the services contemplated by this Agreement; and

      WHEREAS, the parties hereto desire to set forth certain terms relating to the activities of PGIS under this Agreement.


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      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                               THE TRANSFER AGENCY

      SECTION 1. PAF hereby appoints PGIS as the Fund's Transfer Agent, and PGIS accepts such appointment and agrees to act in such capacity upon terms set forth in this Agreement.

      SECTION 2. The term "Plan" as used in this Agreement shall include the services and privileges offered to Shareholders of the Fund in compliance with the Fund's current prospectus, including but not limited to: Automatic Dividend Reinvestment Plan; Exchange, Telephone Redemption and Expedited (Wire) Redemption Privileges; and other types of services or privileges, in a form acceptable to PGIS, which the Fund may from time to time adopt and make available to its Shareholders.

      SECTION 3. PGIS or its agent will perform the following services in accordance with the current prospectus of the Fund, on behalf of each Portfolio, as in effect from time to time:

      (a) Receive for acceptance orders for the purchase of shares ("Shares") of the Fund, with respect to each Portfolio, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund, on behalf of each Portfolio, as appropriate;


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

      (b) Pursuant to purchase orders upon receipt by PGIS or its agent, or the Fund's Custodian, of a check or other funds in payment of the purchase price, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

      (c) Receive for acceptance redemption requests and redemption directions and promptly deliver the appropriate documentation thereof to the Fund's Custodian, on behalf of each Portfolio, as appropriate;

      (d) In respect to the transactions in paragraphs (a), (b), and (c) above, PGIS or its agent shall execute transactions directly with broker-dealers authorized in writing by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

      (e) At the appropriate time and when it has monies made available to it by the Fund's Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders; and

      (f) Effect exchanges of Shares by registered owners thereof upon receipt of appropriate instructions.

      SECTION 4. PGIS or its agent will record Shareholder holdings on the books of the Fund, with respect to each Portfolio, in noncertificate form (unless share certificates ("Share Certificates") are


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issued upon written request by a Shareholder) and PGIS agrees to regularly advise Shareholders of their ownership positions. Upon written request by Shareholders for Share Certificates, PAF authorizes PGIS or its agent to countersign Share Certificates for issuance and delivery. Share Certificates shall be supplied by the Fund. The Fund does not intend to distribute dividends in certificate form.

      PGIS or its agent will issue replacement Share Certificates for those Certificates alleged to have been lost, stolen, or destroyed, in accordance with procedures approved by the Board of Directors of the Fund and upon receipt by PGIS or its agent of indemnification satisfactory to PGIS or its agent and protecting PGIS, its agent, and the Fund. PGIS or its agent may, at their option, issue replacement certificates in place of mutilated Stock Certificates upon presentation thereof and without such indemnity.

      SECTION 5. PGIS or its agent will maintain records, which at all times will be the property of and under the control of the Fund and available for inspection by the Fund, showing for each Shareholder's account the following:

            (a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distribution on Shares if a taxpayer identification or Social Security number is not provided);

            (b) Number of Shares held and number of Shares for which certificates have been issued:


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

            (c) Historical information regarding the account of each Shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a Shareholder's account during the preceding twenty-four months;

            (d) Any stop or restraining order placed against a Shareholder account:

            (e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

            (f) Any instructions as to record address, and any correspondence or instructions relating to the current maintenance of a Shareholder's account.

      PGIS or its agent will also:

            (a) Abide by and administer on behalf of the Fund Abandoned Property laws of the various states, to include the escheat of dividends, redemption proceeds and Shares returned as undeliverable;

            (b) Provide the Fund, with respect to each Portfolio, with Blue Sky Reports produced at month end by the transfer agency system; and

            (c) Remail dividend checks, redemption checks, periodic statements, daily trade confirmations and daily confirmations of financial transactions returned as undeliverable. PGIS or its agent shall report to the Fund within 90 days of the Fund's request regarding Shareholders with respect to which checks or other communications have been returned and shall follow the Fund's reasonable instructions with respect thereto.

      In addition, PGIS as Transfer Agent will keep and maintain on behalf of the Fund all records which the Fund is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation Rule l7AD-l0(e) under the Securities Exchange Act of 1934, and Rule 31a-l under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. PGIS as Transfer Agent shall also maintain those records necessary to carry out its duties hereunder. Such records at all times will be the property and under the control of the Fund.


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      PGIS may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by a duly authorized person or persons, or upon the instructions of a designated officer of the Fund, or upon the advice of counsel for the Fund.

                        THE DIVIDEND DISBURSEMENT AGENCY

      SECTION 6. PAF hereby appoints PGIS as Dividend Disbursing Agent, and PGIS accepts such appointment and agrees to act in such capacity upon terms set forth in this Agreement.

      Upon declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, on behalf of each Portfolio, PAF shall notify PGIS of the name of the Fund's Portfolio as to which such dividend or capital gains distribution applies, date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment date, and the reinvestment date ("Ex-Dividend Date") and price which is to be used to purchase Shares for reinvestment. As specified in Section 11 below, PGIS as Dividend Disbursing Agent will calculate the amount of dividend or distribution owed to each Shareholder account, but shall in no way be responsible for the determination of the dividend or distribution amount, and may rely conclusively on the information it receives from a duly authorized officer of the Fund.


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      SECTION 7. On or before each payment date, the Fund will transfer, or cause the Fund's Custodian, with respect to each Portfolio, to transfer, to PGIS or its agent, in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable, and PGIS or its agent in such capacity will, on the designated payment date, mail distribution checks to those Shareholders electing to receive such payments in such form for the proper amounts payable to them. Dividends and capital gains distributions directed to be reinvested under the Plans will be transferred to PGIS or its agent in its capacity as Administrative Service Agent for application as provided in Section 11.
                       THE ADMINISTRATIVE SERVICE AGENCY

      SECTION 8. PAF hereby appoints PGIS as Administrative Service Agent with respect to the Fund's Plans and Blue Sky registration matters, and PGIS accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement. As provided in Sections 4 and 5, PGIS or its agent will maintain records, which will be part of the stock registry records as well as its records of the administration of the Plans, in which it will record, among other things, the transactions effected for the respective Shareholders and the number of Shares and fractions from time to time owned by them.

      SECTION 9. As to the Fund, it will be the practice of PGIS or its agent to process payments by Shareholders received by PGIS or its agent in acceptable form until the time of the closing of the New York Stock Exchange on each day on which said exchange is open since the same time on the


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

prior business day in which said exchange was open, and to obtain from the Fund, with respect to each Portfolio, or the Fund Accounting and Pricing Agent a quotation (on which it may conclusively rely) as of the close of the said exchange. PGIS or its agent will proceed to calculate the amount available for investment in Shares at the public offering price (net asset value) so quoted. PGIS, or its agent, while the public offering price so quoted is still in effect, will, as agent for Shareholders, place an order with the Fund, (or if applicable), the Fund's Distributor for the proper number of Shares and fractions.

      SECTION 10. As to the Fund, PGIS or its agent will pay over to the respective Portfolio's Custody Account (residing at the Bank of America NT & SA, "Bank of America") an amount equal to the net proceeds of the subscriptions received by PGIS or its agent and previously deposited by PGIS or its agent to the Fund's deposit account, based on the availability of funds set forth by the Fund's Cash Management Agent (the Bank of America). PGIS or its agent will furnish said Custodian with such information as may be required by the Custody Agreement with the Fund. The proper number of Shares and fractions will then be recorded on the books of the Fund in noncertificate form.

      SECTION 11. In connection with dividends and capital gains distributions to be reinvested in Shares of the Portfolios, the Fund will promptly provide PGIS or its agent with the net asset values of the Shares of each Portfolio computed as of the close of business on the Ex-Dividend Date, whereupon PGIS or its agent will calculate the number of Shares and fractions thereof issuable to each Shareholder. PGIS or its agent will advise the Fund, with respect to each Portfolio, of the


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number of Shares and fractions thereof to be issued to each Shareholder, and will record such information on the books of the Fund, with respect to each Portfolio, as appropriate, in noncertificate form.

      SECTION 12. PGIS as Transfer Agent or its agent is authorized upon receipt of Share Certificates registered in the name of the Shareholder to cancel such Share Certificates, to debit the individual stock accounts and to record the Shares as a credit on the books of the Fund in noncertificate form.

      SECTION 13. PGIS or its agent will administer the Exchange and Redemption Plans for the Shareholders. PGIS or its agent will record in the accounts of the Shareholders the share balances from time to time, the additional Shares purchased with the reinvested dividends and distributions, and the Shares redeemed to provide any withdrawals.

      SECTION 14. As to the Fund, whenever PGIS or its agent shall have received requests from Shareholders to redeem Shares and remit proceeds, as Transfer Agent PGIS or its agent will advise the respective Portfolio that it has Shares for redemption, stating the number of Shares and fractions to be redeemed. The Fund, on behalf of the appropriate Portfolio, will then quote to PGIS or its agent the applicable net asset value or redemption price whereupon PGIS or its agent will furnish the Fund, on behalf of such Portfolio, with an appropriate confirmation of the redemption and will process the redemption by filing with the Fund's Custodian an appropriate statement of PGIS as may be required by the Custody Agreement. The Fund, on behalf of the appropriate Portfolio, shall authorize the


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

Custodian pay over to PGIS as Transfer Agent, or its agent the total redemption price stated in the statement of PGIS for proper distribution and application. The stock registry books recording outstanding Shares, shares issued in noncertificate form and the individual accounts of the Shareholders shall be properly debited.

      SECTION 15. Subject to the supervision and control of the Fund's Board of Directors and its Adviser, PGIS, as Administrative Service Agent, or its agent, shall determine the jurisdictions in which the Fund's shares shall be registered or qualified for sale and, in connection therewith, PGIS or its agent shall be responsible for the initial registration or qualification for sale and maintenance of the registrations or qualifications of shares for sale under the securities laws (Blue Sky laws) of any state, and shall maintain all records relating thereto. Payment of share registration fees (Blue Sky fees) for qualifying or continuing the qualification of the Fund shall be made by the Fund.

      SECTION 16. Subject to the supervision and control of the Fund's Board of Directors and its Adviser, PGIS, as Administrative Service Agent, or its agent, shall supervise the maintenance and compliance with applicable laws and regulations of all Qualified Retirement Plans offered by the Fund.

      SECTION 17. The practices and procedures of PGIS and the Fund above outlined in Sections 6 to 16, inclusive, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement, so long as the intent and purposes of the Plans, as stated from time to time in the current prospectus of the Fund, are observed. For special cases, the parties hereto may adopt


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such procedures as may be appropriate or practical under the circumstances and
PGIS may conclusively assume that any special procedure which has been approved by PGIS and the Fund does not conflict with or violate any requirements of the Fund's Articles of Incorporation, By-Laws or current prospectus, or any rule, regulation or requirement of any regulatory body.

         SECTION 18. PGIS or its agent in acting for Shareholders, or in any other capacity, shall not be liable for any loss or damage, including counsel fees resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its own failure to act in good faith, negligence or willful misconduct. Nor shall PGIS or its agent be liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with the administration of the Plans, excepting only for taxes assessed against it in its corporate capacity out of its compensation hereunder.

                                  MISCELLANEOUS

      SECTION 19. As to the Fund, in addition to the services as Transfer Agent, Dividend Disbursing Agent and Administrative Service Agent as above set forth, PGIS or its agent may assist the Adviser in the performance of its administrative duties and may perform other services for the Fund as agreed from time to time, including but not limited to: withholding taxes on U.S. resident and non-resident alien accounts and establishing exemptions from withholding; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and capital gains distributions by federal authorities for all Shareholders and mailing


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

copies of such forms to Shareholders where required; mailing of proxy materials of the Fund; receiving and tabulating proxies; preparing and mailing Shareholder activity statements; mailing of semi-annual and annual reports of the Fund; and the preparation of one annual list of Shareholders. All material and data supplied to PGIS or its agents shall be compatible with the mechanical and electronic equipment used by PGIS and its agents. The Fund agrees that prior to effecting any change in its prospectus which would increase or alter the duties and obligations of PGIS hereunder, PGIS shall be advised of such proposed change at least 60 days or as otherwise mutually agreed upon by all parties, prior to the intended date of the same, and shall proceed with such change only with the prior written consent of PGIS thereto.

      SECTION 20. The Fund agrees to pay PGIS compensation for its services as set forth in Schedule A attached hereto (or as shall be set forth in amendments to such schedule approved by PAF and PGIS), and to reimburse it for reasonable out of pocket expenses.

      SECTION 21. PGIS may from time to time, with prior written agreement from the Fund, subcontract some or all of its duties hereunto to any qualified entity, including any affiliate(s), which shall perform such functions as the agent of PGIS. To the extent of such delegation, the term "PGIS" in this Agreement shall be deemed to refer to both PGIS and such qualified entity or affiliate(s) or either of them, as the context may indicate. PGIS shall be fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.


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

      SECTION 22. Nothing contained in this Agreement is intended to or shall require PGIS, in any capacity hereunder to perform any functions or duties on any holiday or other day of special observances on which the Fund, PGIS and the New York Stock Exchange are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Fund and PGIS are open. Additionally, if on any given day PGIS or its agent shall be delayed in its performance of services or prevented entirely or in part from performing services because of causes or events beyond its control, including and without limitation, acts of god, interruption of power of other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortage of suitable parts, materials, labor or transportation, then such delay or nonperformance shall be excused and a reasonable time for performance in connection with this Agreement shall be extended to include the period of such delay or nonperformance. In the event of equipment failures beyond PGIS's or its agent's control. PGIS shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto.

         SECTION 23. This Agreement may be terminated by either PGIS or the Fund only, by giving at least ninety (90) days' advance written notice stating when thereafter such termination shall be effective. In case such notice is given by the Fund, it shall be accompanied by a copy of notification to the Board of Directors of the Fund, explaining PAF's election to terminate this Agreement and designating a successor Transfer Agent. In the event such notice is given by PGIS, PAF shall, on


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

or before the termination date, deliver to PGIS notification designating a successor Transfer Agent, signed by a duly authorized officer of PAF, and a copy of such notification to the Fund's Board of Directors. In the absence of such designation, PGIS may, but is not obligated to designate a successor Transfer Agent. If the Fund fails to designate a successor Transfer Agent, and PGIS does not designate a successor Transfer Agent, PAF shall upon the date specified in such notice of termination be deemed to be its own transfer agent and PGIS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. PGIS or its agent will promptly relinquish all shareholder records in its possession which are the property of the Fund, which records shall be free from any claim or retention of rights by PGIS or its agent.

      SECTION 24. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided however, that this Agreement shall not be assigned by the Fund without the written consent of PGIS.

      SECTION 25. This Agreement shall be governed by the laws of the State of California.

      SECTION 26. The Fund shall indemnify and exonerate, save and hold harmless PGIS, its directors, officers, employees, shareholders and agents from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature (except liability for consequential damages) which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without


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

negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Fund's current Prospectus and Statement of Additional Information; (iii) any instruction or order, including without limitation any computer tape, reasonably believed by the Transfer Agent to have been received from the Fund, its Custodian, Adviser, Sub-Adviser(s), Distributor, or agent authorized to act for the Fund or on behalf of its Portfolio; (iv) any instrument, order or Share Certificate reasonably believed by PGIS to have been received from the Fund, its Custodian, Adviser, Sub-Adviser(s), Distributor, or agent authorized to act for the Fund or on behalf of its Portfolio, or any instrument, order, or Share Certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by a duly authorized officer of the Fund; (v) any opinion of counsel for the Fund; or (vi) in reliance upon any law, act, regulation or any reasonable interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

      SECTION 27. PGIS shall indemnify and exonerate, save and hold harmless the Fund, its directors, officers, employees, shareholders and agents from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature (except liability for consequential damages) which the Fund may sustain or incur or which may be asserted against the Fund by any person by reason of or as a result of any action taken or omitted to be taken by the Fund in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) any instruction or information received by the Fund from PGIS or its agent; (iii) any instrument, order or Share Certificate reasonably believed by the Fund to have been received from PGIS or its agent, or any


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

instrument, order, or Share Certificate reasonably believed to be genuine and to be signed, countersigned or executed by a duly authorized officer of PGIS;
(iv) any opinion of counsel for PGIS; or (v) in reliance upon any law, act or regulation or any reasonable interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

      SECTION 28. PGIS or its agent will not disclose any of the Fund's records and/or information pertaining to Shareholder accounts to any other person or party unless authorized in writing by the Fund or as required by law.

      SECTION 29. Schedule A: Transfer Agency Fee Schedule and Administrative Service Agent Fee Schedule.

      SECTION 30. Schedule B: Transfer Agency and Administrative Agent Services provided by PGIS.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their seals hereunto duly affixed and attested as of the day and year first above written.

ATTEST:                                     PACIFIC GLOBAL FUND, INC. d/b/a
                                            PACIFIC ADVISORS FUND INC.



/s/                                         By: /s/ George A. Henning, Chairman
----------------------------------             --------------------------------
(Name and Title)                                      (Name and Title)

ATTEST:                                     PACIFIC GLOBAL INVESTOR
                                            SERVICES, INC.



/s/                                         By: /s/ Thomas H. Hanson, President
----------------------------------             --------------------------------
(Name and Title)                                      (Name and Title)

                                   SCHEDULE A

                          TRANSFER AGENCY FEE SCHEDULE


      Account Maintenance and Processing Fees:



(1)   $11.00 per open account per year, and

      $2.00 per closed account per year; or

      A Minimum Fee of $15,000.00 per Portfolio per year.

(2)   Out-of-Pocket Expenses authorized by this Agreement.

Account or Minimum Fees, whichever is applicable, are billed monthly at 1/12th of the stated annual rate. Out-of-Pocket fees are billed monthly, as incurred.

      Benefit Plan Processing:

Benefit Plan Processing Fees, which can be charged to the Shareholder or the Fund, for Individual Retirement Accounts ("IRAs"):

Acceptance fee                 $10.00 per account
Annual Maintenance fee         $100.00 per account per year
Liquidation/Transfer fee       $10.00 per transaction

                    ADMINISTRATIVE SERVICE AGENT FEE SCHEDULE

PGIS shall receive an annual fee equal to 0.05% of the average daily net asset value of each Portfolio of the Fund, subject to a maximum annual fee of twenty-five thousand dollars ($25,000.00) per Portfolio. The fee is to be computed daily and is payable on the first business day following the calendar month being billed.

                       CONVERSION/TERMINATION OF AGREEMENT

Upon termination of this Agreement, PGIS reserves the right to assess reasonable fees to cover conversion expenses incurred by it in effecting such conversion.


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

                                   SCHEDULE B

                               SERVICES PERFORMED

Receive orders for the purchase and redemption of Shares directly from broker-dealers who have a selling agreement with Fund or Fund's Distributor as well from Shareholders; and provide a dealer services functions/support to such Fund Distributors

Issue Shares and hold Shares in book form in the Shareholders account

Receive, process and distribute redemption proceeds to the Shareholders

Effect exchange of Shares

Prepare, distribute and report to the Shareholders of record dividends and capital gains information

Process and maintain Systematic Purchase Plan

Process and maintain Systematic Withdrawal Plan

Process adjustments

Process dividends - cash, reinvestment and capital gains distributions as set forth in the respective Fund's prospectus

Process Rights of Accumulation and Letters of Intent

Settle institutional and broker transactions processed through NSCC (FUND/SERV). There may be set up and transaction charges associated with use of NSCC to book and settle trades

Process and maintain allocation of investments by percentage and Fund

Process account record changes - including addresses, dividend options, expedited redemption information, multiple payable addresses, state codes, type account, dealer cross account number information

Maintain Third Party files

Issue/Cancel certificates, Issue and Replacement Certificates

Prepare the necessary reports by state for~abandoned property

Maintain and keep a current and accurate account for Shareholders of the Fund

The preparation of one proxy mailing per year, per Fund/Portfolio including tabulation and officers of Election (travel expenses will be charged to the Fund)

Mail prospectus and financial statements and shareholder reports to current shareholders.

Maintain TIN and EIN information.

Mail W-9 and W-8 forms as required, monitor and maintain account status

Calculate and withhold Non-Resident and TEFRA withholding

Prepare and mail forms, 1099-Div, 1099B, 1099R, 1042S and 1096

Prepare and mail transactions confirmations and periodic statements to Shareholders

Provide Shareholder account information to Shareholders and authorized distributors or administrators

Provide Blue Sky reports as generated by the transfer agent system

Prepare and file U.S. Treasury Forms, including but not limited to form 5498 and other forms required for Qualified Retirement Plans

Withhold taxes on U.S. Resident and non-resident alien accounts

Determine, together with the Fund's Board of Directors and Adviser, the jurisdictions in which the Fund's shares are to be registered or qualified for sale (Blue Sky registration program).

Perform initial and maintenance registrations or qualifications of shares for sale under the securities laws (Blue Sky laws) of the states selected.

Supervise, together with the Fund's Board of Directors and Adviser, the maintenance and compliance with applicable laws and regulations of al qualified retirement plans offered by the Fund.

Assist the Fund's Adviser in performing its administrative duties.


                                       21